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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                        ----------------------------

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-13833

                         GEORGE MASON BANKSHARES, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)


   11185 MAIN STREET
   FAIRFAX, VIRGINIA                                        22030
   -----------------                                        -----
(Address of Principal Executive Offices)                    Zip Code

Registrant's Telephone Number,
  including Area Code:                                  (703) 352-1100
                                                        --------------


                    TITLE OF EACH CLASS COVERED BY THIS FORM
                         COMMON STOCK, $1.11 PAR VALUE
                         -----------------------------

Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains - NONE

Please place an X in the Box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]                 Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                 Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                 Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification date:  NONE

Pursuant the requirements of the Securities Exchange Act of 1934, United Bankshares, Inc., as successor by merger to George Mason Bankshares, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 6, 1998                          By: /s/ Joseph Wm. Sowards
     -----------------------                  ----------------------------
                                              Joseph Wm. Sowards
                                              Executive Vice President